SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                        (Amendment No. _______________)1



                             HEALTHWORLD CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    42222E103
--------------------------------------------------------------------------------


                                 (CUSIP Number)


                                ----------------



     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

 CUSIP NO.   42222E103           13G           Page    2    of    5    Pages
           -------------                             ------     ------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                William B. Butler
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OR ORGANIZATION

               United States
--------------------------------------------------------------------------------
                    5        SOLE VOTING POWER

    NUMBER OF

     SHARES

  BENEFICIALLY
                                 485,070
    OWNED BY       -------------------------------------------------------------
                    6        SHARED VOTING POWER
      EACH
                                      0
    REPORTING      -------------------------------------------------------------
                     7        SOLE DISPOSITIVE POWER
     PERSON
                                   485,070
      WITH         -------------------------------------------------------------

                    8        SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  485,070
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------


                                Page 2 of 5 Pages

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

Healthworld Corporation
--------------------------------------------------------------------------------
Item 1(b). Address of Issuer's Principal Executive Offices:

100 Avenue of the Americas, New York, NY 10013
--------------------------------------------------------------------------------
Item 2(a). Name of Person Filing:

William B. Butler
--------------------------------------------------------------------------------
Item 2(b). Address of Principal Business Office, or, if None, Residence.

c/o Healthworld Corporation, 100 Avenue of the Americas, New York, NY 10013
--------------------------------------------------------------------------------
Item 2(c). Citizenship:

U.S.
--------------------------------------------------------------------------------
Item 2(d). Title of Class of Securities:

Common Stock
--------------------------------------------------------------------------------
Item 2(e). CUSIP NUMBER:

42222E103
--------------------------------------------------------------------------------
     Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) |_| Broker or dealer registered under Section 15 of the Act.

(b) |_| Bank as defined in Section 3(a)(6) of the Act.

(c) |_| Insurance Company as defined in Section 3(a)(19) of the Act.

(d) |_| Investment Company registered under Section 8 of the Investment Company Act.

(e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

(f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g) |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

(h) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                Page 3 of 5 Pages

Item 4.    Ownership.

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)  Amount beneficially owned:

           485,070
       ------------------------------------------------------------------------

   (b)  Percent of class:

             6.5%
       ------------------------------------------------------------------------

   (c)  Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote   485,070
                                                      -------------------------

        (ii) Shared power to vote or to direct the vote    0
                                                         -----------------------

        (iii) Sole power to dispose or to direct the disposition of   485,070
                                                                     -----------

        (iv) Shared power to dispose or to direct the disposition of   0
                                                                      ----------

        Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Instruction.  Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.


                                Page 4 of 5 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 1998
                                     ---------------------------
                                              (Date)

                                        /s/ William B. Butler
                                     ---------------------------
                                              (Signature)

                                        William B. Butler
                                      --------------------------
                                              (Name/Title)




                                Page 5 of 5 Pages